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                                   Exhibit (v)

           NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION

         The unaudited pro forma condensed financial statements are presented for illustrative purposes only, giving effect to the Transaction. In accordance with SEC reporting rules, the pro forma condensed statements of operations, and the historical statements from which they are derived, present only income from continuing operations and, therefore, do not include discontinued operations, extraordinary items and the cumulative effect of accounting changes, as applicable.

         The pro forma condensed balance sheet as of March 31, 1998 includes, in accordance with SEC reporting rules, the impact of all transactions, whether recurring or nonrecurring in nature, that can be reasonably estimated and should be reflected at that date.

2.       PRO FORMA ADJUSTMENTS

         The following pro forma adjustments have been made to the unaudited condensed statements of operations and balance sheet, as applicable-

                  (a)      - To record cash received, net of transaction fees
                             and payments to certain employees of CLIQ.
                  (b)      - To record investment of 2,572 shares of Convertible
                             Preferred Stock of 24/7 Media, Inc. at a stated value of $1,000 per share.
                  (c)      - To eliminate the accounts receivable purchased by
                             24/7 Media, Inc. as of March 31, 1998.
                  (d)      - To reflect the write off of deferred financing
                             costs and the transfer of certain prepaid expenses and fixed assets as part of the sale of CLIQ. Prepaid expenses and other current assets are net of $150,000 of other receivable which is a holdback on the cash payment for the sale of CLIQ.
                  (e)      - To eliminate certain liabilities assumed by 24/7
                             Media, Inc. as part of the Transaction.
                  (f)      - To record the gain on the Transaction.
                  (g)      - To eliminate the operations of CLIQ for the three
                             months ended March 31, 1998.
                  (h)      - To eliminate the operations of CLIQ for the year
                             ended December 31, 1997.

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